Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Nancy Gray, SEVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports Fiscal 2012 Operating Results

Income Before Taxes Improves to $6.7 Million

COSTA MESA, Calif., March 7, 2012 (Globenewswire) — Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported its results of operation for the fiscal year and fourth quarter ended December 31, 2012.

Fiscal 2012 vs. Fiscal 2011.

Pretax Income. In the year ended December 31, 2012, pre-tax income increased by $1.5 million, or 28.7%, to nearly $6.7 million from $5.2 million in the year ended December 31, 2011. That increase was primarily attributable to a $20.3 million increase in noninterest income, which more than offset a $16.0 million increase in noninterest expense and a $2.8 million increase in the provision for loan losses in 2012, as compared to 2011.

Net Income and Income per Diluted Share. Notwithstanding the increase in pre-tax income, net income declined by 17.0% to approximately $9.7 million in the year ended December 31, 2012 from $11.6 million in the year ended December 31, 2011. That decrease was due to a $3.4 million reduction in income tax benefits to $3.0 million in 2012 from $6.4 million in 2011. These income tax benefits were attributable to reductions, in both 2012 and 2011, in a reserve established in prior years against our deferred tax asset. Of the $9.7 million of net income earned in 2012, approximately $8.7 million was allocable to the holders of our common stock and approximately $1.0 million was allocable to the holders of our preferred stock.

Income per diluted share of common stock was $0.55 for 2012, as compared to $0.98 per diluted share in 2011. That decrease was due not only to the lower income tax benefits in 2012, but also to a 55% increase in the weighted average number of shares outstanding in 2012, as compared to 2011, which was primarily attributable to our sale, in a private placement, of a total of 4,201,278 shares of our common stock in April 2012 at a price of $6.26 per share.

Fourth Quarter 2012 vs. Fourth Quarter 2011.

Pretax Income (Loss). We recorded a pretax loss of $2.6 million in the fourth quarter of 2012, as compared to pre-tax income of $1.0 million in the same quarter of 2011. This decline was primarily attributable to a $3.4 million, or 33%, increase in non-interest expense, partially offset by a $600,000 increase in non-interest income, in each case as compared to the fourth quarter of 2011.

Net Income (Loss) and Income (Loss) per Diluted Share. We recorded a net loss in the fourth quarter of 2012 of $882,000, as compared to net income of $7.9 million in the same quarter of 2011. That swing from net income to a net loss was primarily attributable to a $5.2 million, or 76%, decrease in income tax benefits in the fourth quarter of 2012, as compared to the same quarter of 2011. We recorded a loss per diluted share of $0.07 in the fourth quarter of 2012, from income per diluted share of $0.62 in the same quarter of 2011, due not only to the fourth quarter 2012 net loss, but also to a 55% increase in the weighted average number of shares outstanding during that quarter, which was primarily the result of the April 2012 sale of 4,201,278 shares of our common stock.

“The expected injection of $15 million of capital from the Carpenter Funds, which was announced on Tuesday of this week, will strengthen the Bank’s financial condition, enabling us to increase the resources available for our core banking competencies” stated Raymond E. Dellerba, President and CEO of the Company. Assuming the economic

PMBC Fiscal Year 2012 Earnings Release

March 7, 2012

recovery continues, we expect to see growth in our commercial loan division, our SBA Division and our entertainment industries division in 2013. Additionally, we plan to grow our import/export and technology lending businesses, with the hiring of expertise in both areas,” noted Mr. Dellerba. “On the deposit side, we will be continuing programs, initiated in 2011, to further increase lower-cost demand deposits, with the goal of reducing our reliance on more expensive time certificates of deposit for funding loans and investments. Additionally, we also will be focusing on building our retail mortgage banking division under new leadership.” Mr. Dellerba concluded, “In short, we will be putting our new capital to work for our customers, shareholders and our hardworking, loyal and re-energized employees.”

Results of Operations

Net Interest Income. In fiscal 2012, net interest income increased by $80,000, or 0.2%, to $33.3 million, from $33.2 million in fiscal 2011. That increase was primarily attributable to a $2.6 million, or 23.0%, decline in interest expense, substantially offset by a $2.5 million, or 5.6%, decrease in interest income in 2012, as compared to 2011. The decline in interest expense was due primarily to reductions in market rates of interest as a result of which the average rate of interest that we paid on our interest-bearing liabilities declined to 1.11% in 2012 from 1.43% in 2011. Also contributing, to a lesser extent, to that decline was a $18 million reduction in average borrowings outstanding and a change in the mix of our deposits to a higher proportion of lower-cost “core” deposits and a lower proportion of higher-cost certificates of deposits. The decline in interest income in 2012, as compared to 2011, was primarily attributable to the continued low interest rates as a result of the Federal Reserve Board monetary policy, which affected the interest rates we were able to earn on those of our loans and investments which re-priced at lower rates during 2012. Primarily as a result of the decrease in interest income, our net interest margin declined to 3.29% for the year ended December 31, 2012 from 3.41% for the year ended December 31, 2011.

In the fourth quarter of 2012, net interest income increased by $40,000, or 0.5%, to nearly $7.9 million from $7.8 million in the fourth quarter of 2011. That increase was the result of a $700,000, or 26.5%, decrease in interest expense, which was partially offset by a $650,000, or 6.3%, reduction in interest income due primarily to a decrease in average earning assets.

Provision for Loan Losses and Net Interest Income after Provision for Loan Losses. We made provisions for loan losses of nearly $2.0 million during the fiscal year ended December 31, 2012, as compared to an $833,000 reversal to the provision for loan losses in 2011. This increase in the provision for loan losses in 2012 was made as a result of the recognition of $6.7 million of net loan charge-offs. Notwithstanding those net loan charge-offs, we were able to reduce the allowance for loan losses to $10.9 million, or 1.49% of the loans outstanding, at December 31, 2012, from $15.6 million, or 2.37% of the loans outstanding, at December 31, 2011. That reduction was made possible primarily by a combination of factors including net transfers of $12.6 million of loans, which had been classified as “special mention” or “substandard as of December 31, 2011, to “pass” at December 31, 2012, primarily as a result of improvements in the financial condition and cash flows of borrowers which enabled them to increase their principal and interest payments on those loans and a change in the composition of our loan portfolio to a higher proportion of apartment, single family and SBA loans with respect to which we have, in the past, incurred lower levels of loan losses than with respect to commercial and other loans. As a result, based on the methodologies we use to assess asset quality, bank regulatory guidelines and our historical loan loss history, we believe that that allowance for loan losses at December 31, 2012 remained adequate to cover inherent losses in the loan portfolio.

Noninterest income. Noninterest income increased by $20.3 million, or 246.3%, in the year ended December 31, 2012, primarily as a result of a $19.2 million, or 316.1%, increase in mortgage banking revenues and a $1.7 million increase in gains on sales of securities held for sale, in each case as compared to 2011. During the fourth quarter of 2012, non-interest income increased by $600,000, or 21.4%, to $3.4 million, from $2.8 million in 2011, as a result of a $600,000 increase in mortgage banking revenues, primarily due to increases in the volume of residential mortgage loans we originated in the year. However, the rate of growth in our mortgage banking revenues in the fourth quarter of 2012 declined when compared to the rate of growth achieved in the prior three quarters of 2012, in each case as compared to its respective corresponding quarter of 2011, and we expect to see a further slowing in the growth or even a decline in such revenues during 2013, due primarily to our exit from the wholesale mortgage business effective August 31, 2012.

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PMBC Fiscal Year 2012 Earnings Release

March 7, 2012

Noninterest expense. Noninterest expense in 2012 increased by $16 million, or 43.4%, as compared to 2011, due primarily to a (i) $9.0 million, or 52.8%, increase in compensation expense, attributable primarily to an increase in staffing in the mortgage loan division during the first three quarters of 2012 to make it possible to take advantage of an increase in demand for residential mortgage loans and, to a lesser extent, the addition of management personnel at the Bank in the second half of 2012 to grow our commercial banking business and to manage and dispose of nonperforming assets at the Bank, (ii) an increase of $3.4 million, or 106.5%, principally in connection with write-downs of other real estate owned (“OREO”) to their fair values, and (iii) a $1.9 million, or 253.5%, increase in mortgage related loan expense as a result of increased mortgage loan volume and the expenses of exiting the wholesale mortgage business.

In the fourth quarter of 2012, non-interest expense increased by $3.4 million, or 32.5%, as compared to the same quarter of 2011, due primarily to increases of (i) $1.8 million, or 37%, in compensation expense, primarily attributable to bonus compensation and commissions paid on mortgage loans funded in the fourth quarter of 2012 and the above-described addition of management personnel at the Bank; (ii) $670,000, or 213.4%, in mortgage related loan expense, also attributable to an increase in the volume of mortgage loans processed, which included mortgage loans for which funding commitments had been made in the third quarter of 2012, and expenses incurred in connection with the exit from the wholesale mortgage business, and (iii) $470,000, or 38.8%, in expenses incurred in connection with write downs to fair value and the management and disposition of OREO.

Income Tax Provision (Benefit). During 2008 and 2010 we created a valuation allowance against our deferred tax asset totaling $13.7 million, due to uncertainties as to our ability to fully use that deferred tax asset to reduce or offset income taxes in future years. During 2011, we released $7.0 million of that valuation allowance based on an assessment that, due to a strengthening of economic conditions, improvements in the quality of our loan portfolio and our improving results of operations, it had become more likely, than not, that we would be able to use $7 million of the deferred tax asset to reduce or offset income taxes in future periods. That reduction was effectuated through the recognition of a $6.4 million non-cash tax benefit in our consolidated statement of operations for the year ended December 31, 2011. During 2012, we released the remaining valuation allowance of $6.6 million based on an assessment that, due primarily to a further strengthening of economic conditions and a further increase in our earnings, it had become more likely, than not, that we would be able to use the remaining deferred tax asset to reduce or offset income taxes in future periods. That reduction in the valuation allowance was effectuated through the recognition of a $3.0 million non-cash tax benefit in our consolidated statement of operations for the year ended December 31, 2012.

Financial Condition

Loans. During 2012, the average volume of loans outstanding decreased to $698 million from $709 million in 2011, primarily reflecting the effects on loan demand of the sluggishness, and continuing uncertainties about the strength, of the economic recovery in early 2012. The economic recovery regained momentum towards the third quarter of 2012 and, as a result, gross loans totaled approximately $730 million at December 31, 2012, which represented a $72 million, or 10.9%, increase from the nearly $658 million of gross loans outstanding at December 31, 2011.

Deposits. Deposits decreased by $17 million, or 1.9%, to $845 million at December 31, 2012, from $862 million at December 31, 2011, primarily as a result of a decrease of $29 million, or 5.6%, in time deposits, partially offset by an increase in core deposits, comprised of a $6 million, or 3.6%, increase in noninterest bearing demand deposits and a $8 million, or 5.0% increase in savings and money market deposits. As a result, the volume of lower-cost core deposits increased to 43.1% of total deposits at December 31, 2012 from 40.9% at December 31, 2011, while higher-cost time deposits decreased as a percentage of total deposits to 56.9% at December 31, 2012 from 59.1% at December 31, 2011.

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PMBC Fiscal Year 2012 Earnings Release

March 7, 2012

Asset Quality

The following table sets forth certain trends in the quality of the loan portfolio over the five quarters ended December 31, 2012, as measured by the changes in non-performing and delinquent loans and other real estate owned.

	2012				2011
	Quarters Ended				Quarter Ended
	December 31	September 30	June 30	March 31	December 31
Total non-performing loans	$17,655	$17,086	$20,894	$19,252	$14,099
Total other real estate owned	17,710	30,177	34,086	36,006	37,421
Total other non-performing assets	900	248	238	287	380

Total non-performing assets	$36,265	$47,511	$55,218	$55,545	$51,900

Loans 90 days past due	$10,799	$8,938	$10,794	$7,700	$5,110
Loans 30 days past due	2,736	2,943	12,908	9,053	6,041

Total loans past due 30 days or more	$13,535	$11,881	$23,702	$16,753	$11,151

Allowance for loan losses	$10,881	$12,659	$14,648	$13,634	$15,627
Ratio of allowance to total loans outstanding	1.49%	1.83%	2.07%	1.98%	2.37%

As the above table indicates, total non-performing assets declined by $15.7 million to $36.2 million at December 31, 2012, from $51.9 million at December 31, 2011. That improvement was due primarily to sales of other real estate owned during 2012, which contributed to a $19.7 million reduction in other real estate owned as of December 31, 2012, partially offset a $3.6 million increase in non-performing loans, at December 31, 2012, as compared to December 31, 2011.

Capital Resources

Capital and Regulatory Capital Ratios. At December 31, 2012, Pacific Mercantile Bank, our wholly owned banking subsidiary, on a stand-alone basis, had total capital of approximately $133 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is one of the principal federal bank regulatory measure of the financial strength of banking institutions, was 15.5% and, as a result, the Bank continued to be classified as a “well-capitalized” banking institution, which is the highest of the capital standards established for banks by federal bank regulatory authorities. In addition, at December 31, 2012, the Bank’s ratio of adjusted tangible shareholders’ equity-to-tangible assets was 12.2%, which exceeded the 9% ratio made applicable to the Bank by a regulatory order, issued on August 31, 2010, by the California Department of Financial Institutions. At the same time, the ratio of the Company’s total capital-to-risk weighted assets, determined on a consolidated basis, continued to exceed the capital requirements applicable to bank holding companies under federal regulatory capital standards. The following table sets forth the capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand-alone basis) at December 31, 2012, as compared to the federal regulatory capital requirements applicable to the Company and the Bank.

	Actual At December 31, 2012		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital to Risk Weighted Assets:
Company	$140,574	16.3%	N/A	N/A
Bank	133,307	15.5%	$86,235	At least 10.0%
Tier 1 Capital to Risk Weighted Assets:
Company	$129,820	15.1%	N/A	N/A
Bank	122,524	14.2%	$51,741	At least 6.0%
Tier 1 Capital to Average Assets:
Company	$129,820	12.0%	N/A	N/A
Bank	122,524	11.34%	$53,939	At least 5.0%

Agreement to Sell $15 million of Additional Shares of Common Stock. As previously reported, effective as of February 27, 2013 the Company entered into a Stock Purchase Agreement to sell up to a total of 2,222,222 shares of its

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PMBC Fiscal Year 2012 Earnings Release

March 7, 2012

common stock, at a price of $6.75 per share in cash, to Carpenter Community BancFund LP and Carpenter Community BancFund-A LP (collectively, the “Carpenter Funds”), which currently own approximately 26% of the outstanding voting shares of the Company. The Company plans to contribute the net proceeds from the sale of those shares, which are expected to total approximately $14,800,000, to a new wholly-owned asset management subsidiary, which will use those proceeds to fund the purchase of nonperforming loans and other real estate owned from the Bank. Following the purchase of those assets, the new asset management subsidiary will focus its efforts and resources principally on managing and disposing of those assets. The sale of those assets by the Bank to that subsidiary is expected to result in improvements in the Bank’s financial condition and future financial performance and, at the same time, will provide the Bank with additional financial resources that it plans to use to fund new loans and grow its business. Consummation of the sale of the Company’s common stock to the Carpenter Funds pursuant to the Stock Purchase Agreement and the use of the net proceeds from that sale of shares to purchase non-performing assets from the Bank are subject to the satisfaction of conditions customary for transactions of this nature by no later than April 15, 2013 and the receipt of required federal bank regulatory approvals by no later than May 15, 2013.

The sale of the shares of common stock to the Carpenter Funds also will strengthen the Company’s financial condition by increasing its capital and capital ratios. However, the Bank’s sale of non-performing assets to the Company’s new asset management subsidiary will not result in changes in or improvements to the Company’s consolidated financial condition or operating results, because those non-performing assets will remain on the Company’s consolidated balance sheet and the costs of managing and disposing of those assets, and any losses that may be recognized on their sale or other disposition, will continue to negatively affect the Company’s consolidated operating results and cash flows until the sales or dispositions of those assets are completed.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates a total of seven financial centers in Southern California, four of which are located in Orange County, one of which is located in Los Angeles County, one of which is located in San Diego County and the other of which is located in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our financial center in Los Angeles County is located in the city of Beverly Hills. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario (visible from the Interstate 10 Freeway). In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

Forward-Looking Statements

This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), can be identified by the fact that they do not relate strictly to historical or current facts. Often, Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly significantly, from our expectations as set forth in the forward-looking statements contained in this news release.

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PMBC Fiscal Year 2012 Earnings Release

March 7, 2012

In addition to the risk of incurring loan losses, which is an inherent feature of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the Stock Purchase Agreement which we entered into effective January 27, 2013 to sell up to $15 million of our shares will have to be terminated, in the event we are not able to obtain required regulatory approvals or other conditions to the consummation of the transactions contemplated by that Agreement are not satisfied; the risk that expected benefits from the transactions contemplated by the Stock Purchase Agreement, including from the sale by the Bank of nonperforming assets, may not materialize; the risk that the economic recovery in the United States, which is still relatively fragile, will be adversely affected by domestic or international economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations in the future; uncertainties and risks with respect to the effects that our compliance with the Federal Reserve Bank regulatory agreement (the “FRB Agreement”) and regulatory order of the California Department of Financial Institutions (the “DFI Order”) will have on our business and results of operations because, among other things, that Agreement and that Order impose restrictions on our operations and our ability to grow our banking franchise, and the risk of potential future supervisory action against us or the Bank by the FRB or the DFI if we are unable to meet the requirements of the FRB Agreement or the DFI Order; the risk that our earnings will be hurt by our recent exit from the wholesale mortgage lending business because that will result in a reduction, which could be significant, in our mortgage banking revenues; the risk that our interest margins and, therefore, our net interest income will be adversely affected if the economy remains weak or interest rates remain low for an extended period of time; the risk that we will not be able to manage our interest rate risks effectively, including the additional interest rate risks associated with our residential mortgage lending business, in which event our operating results could be harmed; the prospect that government regulation of banking and other financial services organizations will increase, causing our costs of doing business to increase and restricting our ability to take advantage of business and growth opportunities. Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K that we filed with the SEC on February 27, 2012, as updated and modified by the discussion of risk factors contained in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, which we filed with the SEC on May 7, 2012 and August 14, 2012, respectively, and readers of this report are urged to review the additional information contained in those reports.

Due to these risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

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PMBC Fiscal Year 2012 Earnings Release

March 7, 2012

CONSOLIDATED RESULTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,			Fiscal Year Ended December 31,
			Percent			Percent
	2012	2011	Change	2012	2011	Change
Total interest income	$9,777	$10,429	(6.3)%	$41,814	$44,290	(5.6)%
Total interest expense	1,924	2,616	(26.5)%	8,543	11,099	(23.0)%

Net interest income	7,853	7,813	0.5%	33,271	33,191	0.2%
Provision for loan losses	—	(833)	(100.0)%	1,950	(833)	334.1%

Net interest income after provision for loan losses	7,853	8,646	(9.2)%	31,321	34,024	(7.9)%
Non-interest income
Service charges & fees on deposits	208	234	(11.1)%	895	997	(10.2)%
Mortgage banking (including net gains on sales of loans held for sale)	3,108	2,478	25.4%	25,257	6,070	316.1%
Net gains on sales of securities available for sale	—	—	N/M	2,123	405	424.2%
Other than temporary impairment of securities	—	(48)	(100.0)%	(77)	(169)	(54.4)%
Net loss on sale of other real estate owned	(79)	—	N/M	(528)	158	(434.2)%
Other non-interest income	151	126	19.8%	823	768	7.2%

Total non-interest income	3,388	2,790	21.4%	28,493	8,229	246.3%
Non-interest expense
Salaries & employee benefits	6,599	4,816	37.0%	26,096	17,074	52.8%
Occupancy and equipment	1,187	1,018	16.6%	4,570	3,973	15.0%
Provision for contingencies	—	725	(100.0)%	417	1,625	74.3%
Professional Fees	1,309	724	80.8%	4,551	3,922	16.0%
Other real estate owned expense	1,685	1,214	38.8%	6,454	3,126	106.5%
FDIC Expense	568	505	12.5%	2,319	2,226	4.2%
Mortgage related loan expense	984	314	213.4%	2,662	753	253.5%
Other non-interest expense	1,465	1,098	33.4%	6,055	4,355	39.0%

Total non-interest expense	13,797	10,414	32.5%	53,124	37,054	43.4%

Income (loss) before income taxes	(2,556)	1,022	(350.1)%	6,690	5,199	28.7%
Income tax (benefit) provision	(1,674)	(6,838)	(75.5)%	(2,964)	(6,433)	(53.9)%

Net income (loss)	$(882)	$7,860	(111.2)%	$9,654	$11,632	(17.0)%

Cumulative declared dividends on preferred stock	(224)	—	N/M	(941)	—	N/M
Cumulative undeclared dividends on preferred stock	(17)	(264)	(93.6)%	(17)	(440)	(96.1)%

Net income (loss) allocable to common shareholders	$(1,123)	$7,596	(114.8)%	$8,696	$11,192	(22.3)%

Net income (loss) per common share
Basic	$(0.07)	$0.62	(111.3)%	$0.57	$0.99	(42.4)%
Diluted	$(0.07)	$0.62	(111.3)%	$0.55	$0.98	(43.9)%

Weighted average shares outstanding
Basic	16,671,798	12,273,003		15,383,106	11,361,389
Diluted	19,008,821	12,278,278		17,674,974	11,371,524

Ratios:(1)
ROA	(0.32)%	3.08%		0.90%	1.15%
ROE	(2.84)%	(39.17)%		9.31%	16.51%
Net interest margin	3.03%	3.15%		3.29%	3.41%
Efficiency ratio	112.75%	98.22%		86.01%	89.46%

(1)	With the exception of the efficiency ratio, the following ratios and net interest margin for the three months ended December 31, 2012 and 2011 have been annualized.

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PMBC Earnings Release

March 7, 2012

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	December 31,		Increase/
	2012	2011	(Decrease)
ASSETS
Cash and due from banks	$12,256	$10,290	19.1%
Interest bearing deposits with financial institutions (1.)	115,952	86,177	34.6%
Interest bearing time deposits	2,423	1,423	70.3%
Investments (including stock)	96,662	159,063	(39.2)%
Loans held for sale, at lower of cost or market	55,809	66,230	(15.7)%
Core Loans, net	719,257	641,962	12.0%
OREO	17,710	37,421	(52.7)%
Other assets	33,872	21,986	54.1%

Total Assets	$1,053,941	$1,024,552	2.9%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$170,259	$164,382	3.6%
Interest bearing deposits
Interest checking	27,813	29,468	(5.6)%
Savings/money market	166,402	158,518	5.0%
Certificates of deposit	480,921	509,679	(5.6)%

Total interest bearing deposits	675,136	697,665	(3.2)%

Total deposits	845,395	862,047	(1.9)%
Borrowings	55,000	49,000	12.2%
Other liabilities	13,143	9,353	40.5%
Junior subordinated debentures	17,527	17,527	—

Total liabilities	931,065	937,927	(0.7)%
Shareholders’ equity	122,876	86,625	41.9%

Total Liabilities and Shareholders’ Equity	$1,053,941	$1,024,552	2.9%

Tangible book value per share	$6.75	$6.26	7.8%

Tangible book value per share, as adjusted(2)	$6.49	$6.08	6.7%

Shares outstanding	16,677,419	12,273,003	35.9%

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.
(2)	Excludes accumulated other comprehensive income/loss, which was included in shareholders’ equity.

	Fiscal year Ended December 31,
Average Balances (in thousands)	2012	2011
Average gross loans (*)	$698,377	$709,212
Average loans held for sale(*)	$97,018	$27,394
Average earning assets	$1,008,469	$973,900
Average assets	$1,069,500	$1,010,806
Average equity	$103,676	$70,454
Average interest bearing deposits	$697,402	$684,744

(*)	Excludes loans held for sale and allowance for loan losses (ALL).

Credit Quality Data (dollars in thousands)	At December 31,
	2012	2011
Total non-performing loans	$17,655	$14,099
Other real estate owned	17,710	37,421
Other non-performing assets	900	380

Total non-performing assets	$36,265	$51,900

Net charge-offs year-to-date	$6,696	$1,641
90-day past due loans	$10,799	$5,110
Allowance for loan losses	$10,881	$15,627
Allowance for loan losses /gross loans (excl. loans held for sale)	1.49%	2.37%
Allowance for loan losses /total assets	1.03%	1.53%

(End)